Exhibit 99.1

United Announces Full-Year and

Fourth-Quarter 2013 Profit

UAL Reports $1.1 Billion Full-Year 2013 Profit Excluding Special Charges, an 84 Percent Increase over 2012 Results; $571 Million Profit Including Special Charges

UAL Reports $298 Million Fourth-Quarter 2013 Profit Excluding Special Charges; $140 Million Profit Including Special Charges

CHICAGO, Jan. 23, 2014 – United Airlines (UAL) today reported full-year 2013 net income of $1.084 billion, an increase of 84 percent year-over-year, or $2.84 per diluted share, excluding $513 million of special charges. Including special charges, UAL reported full-year 2013 net income of $571 million, or $1.53 per diluted share. UAL reported fourth-quarter 2013 net income of $298 million, or $0.78 per diluted share, excluding $158 million of special charges. Including special charges, UAL reported fourth-quarter 2013 net income of $140 million, or $0.37 per diluted share.

•	UAL earned a 10.0 percent return on invested capital in 2013.

•	UAL generated $38.3 billion of revenue in 2013, an increase of 3.0 percent year-over-year.

•	United’s consolidated passenger revenue per available seat mile (PRASM) increased 3.1 percent in 2013 compared to 2012.

•	Full-year 2013 consolidated unit costs (CASM), holding fuel rate and profit sharing constant and excluding special charges and third-party business expense, increased 3.8 percent year-over-year on a consolidated capacity reduction of 1.4 percent. Full-year 2013 consolidated CASM increased 1.2 percent year-over-year.

•	UAL ended 2013 with $6.1 billion in unrestricted liquidity.

•	Employees earned $190 million in profit sharing for full-year 2013, which will be distributed on Feb. 14.

•	For the 10th consecutive year, readers of Global Traveler magazine voted United’s MileagePlus program the Best Frequent-Flyer program.

UAL Announces Full-Year and Fourth-Quarter 2013 Profit / Page 2

“We significantly improved our operations, customer service and financial results in 2013 thanks to the outstanding work of the United team,” said Jeff Smisek, UAL’s chairman, president and chief executive officer. “Our goals for 2014 are to provide even more reliable operations, great customer service and materially better financial performance.”

Fourth-Quarter Revenue and Capacity

For the fourth quarter of 2013, total revenue was $9.3 billion, an increase of 7.2 percent year-over-year. Fourth-quarter consolidated passenger revenue increased 5.9 percent to $8.0 billion, compared to the same period in 2012. Other revenue in the fourth quarter increased 22.2 percent year-over-year to $1.1 billion, in large part due to an agreement to sell jet fuel to a third party. Ancillary revenue per passenger in the fourth quarter increased 15 percent year-over-year to nearly $21 per passenger. Fourth-quarter cargo revenue decreased 9.5 percent versus the fourth quarter of 2012 to $220 million.

Consolidated revenue passenger miles (RPMs) increased 2.7 percent on a consolidated capacity (available seat miles) increase of 2.6 percent year-over-year for the fourth quarter, resulting in a fourth-quarter consolidated load factor of 82.4 percent.

Fourth-quarter 2013 consolidated PRASM increased 3.2 percent compared to the same period in 2012. Consolidated yield for the fourth quarter of 2013 increased 3.0 percent year-over-year.

“Our employees delivered improved operational performance in 2013, and our customer satisfaction scores increased throughout the year,” said Jim Compton, UAL’s vice chairman and chief revenue officer. “We are growing our revenue by building on the strengths of our leading route network and leveraging the investments we’ve made in our fleet, product and technology.”

Passenger revenue for the fourth quarter of 2013 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	4Q 2013 Passenger Revenue (millions)	Passenger Revenue vs. 4Q 2012	PRASM vs. 4Q 2012	Yield vs. 4Q 2012	Available Seat Miles vs. 4Q 2012

Domestic	$3,160	7.0%	4.5%	3.8%	2.5%

Atlantic	1,299	7.0%	2.2%	2.0%	4.7%
Pacific	1,124	(2.8%)	(5.0%)	(1.6%)	2.4%
Latin America	622	5.4%	7.0%	5.7%	(1.5%)

International	3,045	2.9%	0.2%	1.3%	2.6%

Mainline	6,205	4.9%	2.3%	2.5%	2.6%
Regional	1,772	9.4%	6.2%	3.8%	3.0%

Consolidated	$7,977	5.9%	3.2%	3.0%	2.6%

UAL Announces Full-Year and Fourth-Quarter 2013 Profit / Page 3

Fourth-Quarter Costs

Total operating expenses decreased $73 million, or 0.8 percent, in the fourth quarter versus the same period in 2012. Excluding special charges, fourth-quarter total operating expenses increased $201 million, or 2.3 percent, year-over-year.

Fourth-quarter consolidated CASM decreased 3.3 percent year-over-year. Fourth-quarter consolidated CASM, excluding special charges and third-party business expense, decreased 1.1 percent compared to fourth quarter 2012. Third-party business expense was $198 million in the fourth quarter of 2013.

In the fourth quarter, consolidated CASM, excluding special charges and third-party business expense and holding fuel rate and profit sharing constant, increased 0.1 percent compared to the fourth quarter of 2012.

“We closed out 2013 on a strong note with solid earnings improvement,” said John Rainey, UAL’s executive vice president and chief financial officer. “We are eager to build upon the groundwork laid last year by delivering even better financial results in 2014 and continuing to make significant improvements in our capital structure.”

Liquidity, Cash Flow and Return on Invested Capital

UAL ended the year with $6.1 billion in unrestricted liquidity, including $1 billion of undrawn commitments under a revolving credit facility. During the fourth quarter, the company had gross capital expenditures of $760 million. The company made debt and capital lease principal payments of $256 million in the fourth quarter and $2.3 billion for the full year. The company’s return on invested capital for 2013 was 10.0 percent.

2013 Accomplishments

Operations, Employees and Customer Service

•	For the fourth quarter, United recorded a mainline on-time arrival rate (domestic and international) of 80.6 percent. For the full year, United recorded a mainline on-time arrival rate of 79.3 percent. The on-time arrival rate is based on flights arriving within 14 minutes of scheduled arrival time. United employees earned cash incentive payments for on-time performance totaling $54 million during 2013.

•	United’s nearly 28,000 fleet service, passenger service and storekeeper employees ratified joint collective bargaining agreements the company reached with the International Association of Machinists.

•	United completed the first phase of its new customer service training for all flight attendants, airport agents and reservation agents worldwide.

•	More than 64,000 United Airlines employees debuted newly designed uniforms.

Finance, Network and Fleet

•	The company outlined its long-term plans to reduce costs, increase revenue and enhance profitability while delivering competitive reliability and excellent customer service. United outlined a multi-year $2 billion annual cost-savings program and set a goal to grow its ancillary revenue at least $700 million annually by 2017.

UAL Announces Full-Year and Fourth-Quarter 2013 Profit / Page 4

•	United replaced its $1.2 billion term loan due 2014 with a new $900 million term loan due 2019, and reduced the principal balance by $300 million in the process. Simultaneously, United entered into a new $1.0 billion revolving credit facility due 2018 that replaced the company’s $500 million undrawn revolving credit facility due 2015, bolstering the company’s unrestricted liquidity position.

•	United raised $929 million of debt financing through enhanced equipment trust certificates at an average interest rate of approximately 4.5 percent. The debt proceeds are being used to finance the acquisition of three new Boeing 787-8 and 18 new Boeing 737-900ER aircraft.

•	United issued two tranches of unsecured debt in 2013: $300 million of senior unsecured notes due 2018 at an interest rate of 6.375 percent and $300 million of senior unsecured notes due 2020 at an interest rate of 6 percent.

•	The company expanded its industry-leading global route network, launching nonstop flights to numerous international destinations including Guatemala City; Nassau, Bahamas; Paris; San Jose, Costa Rica; Shannon, Ireland; St. Lucia; Tokyo; and Edmonton, Alberta, Fort McMurray, Alberta, and Thunder Bay, Ontario, Canada. United also announced new nonstop international flights beginning in 2014 to Chengdu, China; Edinburgh, Scotland; Madrid; Munich; Taipei, Taiwan; and Tokyo. The company started 19 new domestic routes in 2013, including the company’s first service to Dickinson, N.D.; Fayetteville, N.C.; Santa Fe, N.M. and Sun Valley, Idaho. United also announced 10 new domestic markets for 2014 including the company’s first service to Atlantic City, N.J.; Elmira, N.Y.; Pueblo, Colo.; and Topeka, Kan.

•	The company took delivery of two new Boeing 787-8 Dreamliners in 2013, bringing its total Dreamliner fleet to eight aircraft. The company also took delivery of 24 new Boeing 737-900ERs in 2013. United exited from scheduled service 23 Boeing 757-200s and the last of its Boeing 737-500s and Boeing 767-200s.

•	The company increased its Dreamliner order to 65 aircraft with an order for the Boeing 787-10. The company also converted its existing order for 25 Airbus A350-900s into larger A350-1000s and added an additional 10 aircraft to the order, totaling 35 aircraft. These new aircraft will enable United to expand its network, further modernize its international widebody fleet by replacing older, less efficient aircraft to reduce fuel and operating costs, and enhance the customer experience.

UAL Announces Full-Year and Fourth-Quarter 2013 Profit / Page 5

•	United announced it will introduce 70 new 76-seat Embraer 175 aircraft into the United Express fleet beginning in 2014. These aircraft will enhance the customer experience, improve fuel efficiency and provide additional ancillary revenue opportunities.

Product, Loyalty Program and Facilities

•	United debuted its new brand campaign, featuring its iconic “Fly the Friendly Skies” tagline, reinterpreted for today’s travelers. The new campaign focuses on United’s commitment to being “user-friendly,” which means providing customers great service, easy-to-use technology and product enhancements.

•	The company continued outfitting aircraft with satellite Wi-Fi across its entire mainline fleet. The airline now offers Wi-Fi on nearly 170 aircraft and is outfitting one aircraft per day with satellite Wi-Fi.

•	United completed an extensive retrofit of 15 Boeing 757-200s that fly its p.s. (Premium Service) routes between New York’s John F. Kennedy International Airport and both San Francisco and Los Angeles, making it the first and only airline to offer premium-cabin, flat-bed seats on every scheduled transcontinental flight.

•	United reached a milestone of offering flat-bed seats in its premium cabins on every scheduled long-haul international flight. The airline offers more flat-bed premium cabin seats and more extra-legroom, economy-class seating than any airline in North America.

•	The company launched an all-new United mobile app and began rolling out new, more intuitive kiosk technology at the airport, offering customers innovative new features and better functionality while also providing United more opportunity to sell its products effectively.

•	United launched subscription options that offer customers access to Economy Plus seating or pre-paid checked baggage charges for a year. The company relaunched the Premier Access program offering customers access to expedited check-in, security checkpoint lanes and priority boarding, as well as a new baggage delivery option.

•	In 2013, Business Traveler magazine awarded United Best Airline for North American Travel and for the 10th consecutive year, readers of Global Traveler magazine voted United’s MileagePlus program the Best Frequent-Flyer program. United also has the most saver-style award-seat availability among the largest U.S. global airlines according to the 2013 Switchfly Reward Seat Availability Survey.

•

United opened its new Terminal B south concourse, a 225,000-square-foot facility dedicated to United Express regional flights at Houston’s George Bush Intercontinental Airport. The airline signed a 20-year lease extension at Newark Liberty, committing to invest an additional $150 million in facility upgrades. United in 2013 launched a new in-line checked baggage inspection system in Terminal C at Newark Liberty that will double

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the system’s capacity while improving safety and reliability. The company also completed construction on a new widebody aircraft maintenance hangar at Washington Dulles International Airport, and neared completion of a widebody hangar at Newark Liberty International Airport.

About United

United Airlines and United Express operate an average of more than 5,300 flights a day to more than 360 airports across six continents. In 2013, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 139 million customers. United is delivering a more flyer-friendly experience, offering more premium-cabin flat-bed seats and extra-legroom, economy-class seating than any airline in North America. In 2013, United became the first U.S. global carrier to offer satellite-based Wi-Fi, including on long-haul overseas routes. The airline also features DIRECTV® on more than 200 aircraft, with more live television access than any airline in the world. United operates nearly 700 mainline aircraft and, in 2014, will take delivery of 36 new Boeing aircraft and welcome the E175 aircraft to United Express. Business Traveler magazine awarded United Best Airline for North American Travel for 2013, and readers of Global Traveler magazine have voted United’s MileagePlus program the Best Frequent-Flyer program for 10 consecutive years. Air Transport World named United the Eco-Aviation Airline of the Year Gold Winner in 2013. United is a founding member of Star Alliance, which provides service to 195 countries via 28 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any

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potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A, Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

-tables attached-

UAL Announces Full-Year and Fourth-Quarter 2013 Profit / Page 8

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS AND YEAR ENDED DECEMBER 31, 2013 AND 2012

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per share data)	2013	2012		2013	2012
Operating revenue:
Passenger:
Mainline	$6,205	$5,913	4.9	$25,997	$25,804	0.7
Regional	1,772	1,620	9.4	7,125	6,779	5.1

Total passenger revenue	7,977	7,533	5.9	33,122	32,583	1.7
Cargo	220	243	(9.5)	882	1,018	(13.4)
Other	1,132	926	22.2	4,275	3,551	20.4

Total operating revenue	9,329	8,702	7.2	38,279	37,152	3.0

Operating expenses:
Aircraft fuel (A)	2,965	3,095	(4.2)	12,345	13,138	(6.0)
Salaries and related costs	2,114	1,986	6.4	8,625	7,945	8.6
Regional capacity purchase (B)	582	583	(0.2)	2,419	2,470	(2.1)
Landing fees and other rent	546	453	20.5	2,090	1,929	8.3
Aircraft maintenance materials and outside repairs	431	452	(4.6)	1,821	1,760	3.5
Depreciation and amortization	421	385	9.4	1,689	1,522	11.0
Distribution expenses	338	314	7.6	1,390	1,352	2.8
Aircraft rent	230	246	(6.5)	936	993	(5.7)
Special charges (C)	165	439	NM	520	1,323	NM
Other operating expenses	1,302	1,214	7.2	5,195	4,681	11.0

Total operating expenses	9,094	9,167	(0.8)	37,030	37,113	(0.2)

Operating income (loss)	235	(465)	NM	1,249	39	NM

Nonoperating income (expense):
Interest expense	(193)	(204)	(5.4)	(783)	(835)	(6.2)
Interest capitalized	14	11	27.3	49	37	32.4
Interest income	5	7	(28.6)	21	23	(8.7)
Miscellaneous, net	51	19	168.4	3	12	(75.0)

Total nonoperating expense	(123)	(167)	(26.3)	(710)	(763)	(6.9)

Income (loss) before income taxes	112	(632)	NM	539	(724)	NM
Income tax benefit (D)	(28)	(12)	133.3	(32)	(1)	NM

Net income (loss)	$140	$(620)	NM	$571	$(723)	NM

Earnings (loss) per share, basic	$0.39	$(1.87)	NM	$1.64	$(2.18)	NM

Earnings (loss) per share, diluted	$0.37	$(1.87)	NM	$1.53	$(2.18)	NM

Weighted average shares, basic	361	331	9.1	348	331	5.1
Weighted average shares, diluted	390	331	17.8	390	331	17.8

NM Not meaningful

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UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per gallon)	2013	2012		2013	2012
Mainline fuel expense excluding hedge impacts	$2,404	$2,481	(3.1)	$10,008	$10,572	(5.3)
Hedge gains (losses) reported in fuel expense (a)	22	(34)	NM	18	(141)	NM

Total mainline fuel expense	2,382	2,515	(5.3)	9,990	10,713	(6.7)
Regional fuel expense	583	580	0.5	2,355	2,425	(2.9)

Consolidated fuel expense	2,965	3,095	(4.2)	12,345	13,138	(6.0)
Cash-settled hedge gains (losses) not recorded in fuel expense (b)	(1)	—	NM	17	(1)	NM

Fuel expense including all gains (losses) from settled hedges (c)	$2,966	$3,095	(4.2)	$12,328	$13,139	(6.2)

Mainline fuel consumption (gallons)	777	764	1.7	3,204	3,275	(2.2)
Mainline average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense	$3.09	$3.25	(4.9)	$3.12	$3.23	(3.4)
Mainline average aircraft fuel price per gallon	$3.07	$3.29	(6.7)	$3.12	$3.27	(4.6)
Mainline average aircraft fuel price per gallon including all gains (losses) from settled hedges	$3.07	$3.29	(6.7)	$3.11	$3.27	(4.9)
Regional fuel consumption (gallons)	184	181	1.7	743	741	0.3
Regional average aircraft fuel price per gallon	$3.17	$3.20	(0.9)	$3.17	$3.27	(3.1)

Consolidated consumption (gallons)	961	945	1.7	3,947	4,016	(1.7)
Consolidated average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense	$3.11	$3.24	(4.0)	$3.13	$3.24	(3.4)
Consolidated average aircraft fuel price per gallon	$3.09	$3.28	(5.8)	$3.13	$3.27	(4.3)
Consolidated average aircraft fuel price per gallon including all gains (losses) from settled hedges	$3.09	$3.28	(5.8)	$3.12	$3.27	(4.6)

(a)	Includes gains (losses) from settled hedges that were designated for hedge accounting. UAL allocates 100% of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) on cash-settled hedges and gains (losses) on cash-settled hedges not designated for hedge accounting. These amounts are recorded in Nonoperating income (expense): Miscellaneous, net.
(c)	This figure does not include non-cash mark-to-market (“NCMTM”) gains, which are recorded in Nonoperating income (expense): Miscellaneous, net. NCMTM gains were $55 million and $29 million for the three months ended Dec. 31, 2013, and 2012 respectively, and $67 million and $38 million for the year ended Dec. 31, 2013, and 2012 respectively.

(B)	UAL has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, UAL pays the regional carriers or other third parties contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $160 million and $636 million for the three months and year ended Dec. 31, 2013, respectively, of which $108 million and $52 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the three months ended Dec. 31, 2013, and $428 million and $208 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the year ended Dec. 31, 2013, in our Statements of Consolidated Operations.

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UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C)	Special charges include the following:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2013	2012	2013	2012

Severance and benefits	$91	$—	$105	$125
Integration-related costs	40	408	205	739
Impairment of nonoperating aircraft, engines and related equipment	32	—	32	—
Intangible asset impairments	1	24	1	30
Labor agreement costs	—	21	127	475
Additional costs associated with the temporarily grounded Boeing 787 aircraft	—	—	18	—
(Gains) losses on sale of assets and other special items, net	1	(14)	32	(46)

Total special charges	165	439	520	1,323

Income tax benefit	(7)	(9)	(7)	(11)

Special items, net of tax	$158	$430	$513	$1,312

2013 - Special charges

Severance and benefits: During the fourth quarter of 2013, the company recorded a $91 million severance and benefit special charge. The company offered a voluntary retirement program for its fleet service, passenger service, storekeeper and pilot workgroups. Approximately 1,200 employees volunteered during the fourth quarter and United recorded approximately $64 million of costs for the programs. The company also offered a voluntary leave of absence program that approximately 1,100 flight attendants accepted, which allows for continued medical coverage during the leave of absence period, resulting in a charge of approximately $12 million. The remaining $15 million of severance and benefit costs is related to involuntary severance programs associated with other workgroups. During the year ended Dec. 31, 2013, the company recorded a $14 million charge associated with a voluntary program offered by United in which flight attendants took an unpaid 13-month leave of absence. The flight attendants continue to receive medical benefits and other company benefits while on leave under this program. Approximately 1,300 flight attendants opted to participate in the program.

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training, write-off or acceleration of depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation for employees and severance primarily associated with administrative headcount reductions.

Impairment of nonoperating aircraft, engines and related equipment: The company recorded $32 million of charges related primarily to impairment of its flight equipment held for disposal associated with its 737-300 and 737-500 fleets.

Intangible Asset Impairment: During the fourth quarter of 2013, the company recorded a $1 million charge associated with a route to Manila to reflect the estimated fair value of this asset as part of its annual impairment test of indefinite-lived intangible assets.

Labor agreement costs: On Sept. 26, 2013, the company announced that it had reached tentative agreements with respect to joint collective bargaining agreements with the International Association of Machinists for the fleet service, passenger service and storekeeper workgroups. The company recorded a $127 million special charge associated with lump sum cash payments that would be made in conjunction with the ratification of the agreements. The agreements were ratified and the payments were made in the fourth quarter of 2013.

Additional costs associated with the temporarily grounded Boeing 787 aircraft: During the year ended Dec. 31, 2013, the company recorded $18 million associated with the temporary grounding of its Boeing 787 aircraft. The charges were comprised of aircraft depreciation expense and dedicated personnel costs that the company incurred while the aircraft were grounded. The aircraft returned to service in May 2013.

(Gains) losses on sale of assets and other special items, net: During the fourth quarter of 2013, the company recorded approximately $11 million in accruals for future rent associated with the early retirement of four leased 757-200 aircraft, offset by $5 million in gains on the sale of aircraft and a $5 million adjustment in legal reserves. In addition to the fourth quarter items, during the year ended Dec. 31, 2013, the company adjusted its reserves for certain legal matters by $34 million, recorded a $5 million gain related to a contract termination and recorded $2 million in losses on the sale of assets.

2012 - Special charges

Severance and benefits: During 2012, the company recorded $125 million of severance and benefits associated with various voluntary retirement and leave of absence programs for its various employee groups. During the first quarter of 2012, approximately 400 mechanics offered to retire early in exchange for a cash severance payment that was based on the number of years of service each employee had accumulated. The expense for this voluntary program was approximately $32 million. The company also offered a voluntary leave of absence program that approximately 1,800 flight attendants accepted, which allows for continued medical coverage during the leave of absence period. The expense for this voluntary program was approximately $17 million. During the second quarter of 2012, as part of the recently amended collective bargaining agreement with the Association of Flight Attendants, the company offered a voluntary program for flight attendants to retire early in exchange for a cash severance payment. The payments are dependent on the number of years of service each employee has accumulated. Approximately 1,300 flight attendants accepted this program and the expense for this voluntary program was approximately $76 million.

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Integration-related costs: Integration-related costs incurred during 2012 included compensation costs related to systems integration and training, branding activities, write-off or acceleration depreciation on systems and facilities that are either no longer used or planned to be used for significantly shorter periods, as well as relocation for employees and severance primarily associated with administrative headcount reductions. In addition, on June 30, 2012, UAL became obligated under an indenture to issue to the Pension Benefit Guaranty Corporation (“PBGC”), no later than Feb. 14, 2013, $62.5 million aggregate principal amount of 8% Contingent Senior Unsecured Notes. UAL recorded a liability of approximately $48 million for the fair value of that obligation. The company classified the liability as an integration-related cost since the financial results of UAL, excluding Continental Airlines Inc’s results, would not have resulted in a financial triggering event under the 8% Notes indenture.

On Dec. 31, 2012, UAL and United Air Lines, Inc. entered into an agreement with the PBGC that reduced the aggregate amount of 8% Contingent Senior Notes to be issued by UAL, and eliminated the contingent nature of such obligation by replacing the $188 million principal amount of 8% Contingent Senior Notes incurred as of Dec. 31, 2012 and the obligation to issue any additional 8% Contingent Senior Notes with $400 million principal amount of new 8% Notes due 2024 (the “New 8% Notes”). In addition, UAL agreed to replace the $652 million principal amount outstanding of 6% Senior Notes due 2031 with $326 million principal amount of new 6% Notes due 2026 and $326 million principal amount of 6% Notes due 2028 (collectively, the “New 6% Notes” and together with the New 8% Notes, the “New PBGC Notes”). The company did not receive any cash proceeds in connection with the issuance of the New PBGC Notes. The company is accounting for this agreement as a debt extinguishment, resulting in a charge of $309 million that represents the fair value of $212 million of New 8% Notes that it agreed to issue and the change in the fair value of the New 6% Notes and the $188 million of New 8% Notes versus their previous carrying values. The company classified the expense as a component of special charges because the note restructuring would not have occurred if it were not for the Merger.

Intangible asset impairments: During 2012, the company recorded impairment charges of $30 million on certain intangible assets related to European take-off and landing slots to reflect the estimated fair value of these assets as part of its annual impairment test of indefinite-lived intangible assets.

Labor Agreement Costs: In December 2012, the pilots represented by the ALPA ratified a new joint collective bargaining agreement with the company. The company recorded $475 million of expense associated with lump sum cash payments that would be made in conjunction with the ratification of the contract and the completion of the integrated pilot seniority list. This charge also includes $80 million associated with changes to existing pilot disability plans negotiated in connection with the agreement. The lump sum payments were not in lieu of future pay increases.

Gains on sales of assets and other special items, net: During 2012, the company recorded net gains of $46 million related to gains and losses on the disposal of aircraft and related parts and other assets.

(D)	No federal income tax expense was recognized related to our pretax income for the three months and year ended Dec. 31, 2013, due to the utilization of book net operating loss carry forwards for which no benefit has previously been recognized. The company is required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized. As a result, pre-tax losses for the three months and year ended Dec. 31, 2012, were not reduced by any tax benefits.

UAL Announces Full-Year and Fourth-Quarter 2013 Profit / Page 12

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2013	2012			2013	2012
Mainline:
Passengers (thousands)	22,155	21,811	1.6		91,329	93,595	(2.4)
Revenue passenger miles (millions)	42,531	41,555	2.3		178,578	179,416	(0.5)
Available seat miles (millions)	51,670	50,376	2.6		213,007	216,330	(1.5)
Cargo ton miles (millions)	599	601	(0.3)		2,213	2,460	(10.0)

Passenger load factor:
Mainline	82.3%	82.5%	(0.2	) pts.	83.8%	82.9%	0.9	pts.
Domestic	84.8%	84.3%	0.5	pts.	85.7%	84.9%	0.8	pts.
International	79.7%	80.6%	(0.9	) pts.	81.9%	80.9%	1.0	pt.

Passenger revenue per available seat mile (cents)	12.01	11.74	2.3		12.20	11.93	2.3
Average yield per revenue passenger mile (cents)	14.59	14.23	2.5		14.56	14.38	1.3

Cost per available seat mile (CASM) (cents):
CASM (a)	14.41	15.06	(4.3)		14.31	14.12	1.3
CASM, excluding special charges (b)	14.10	14.19	(0.6)		14.07	13.51	4.1
CASM, excluding special charges and third-party business expenses (b)	13.71	13.95	(1.7)		13.74	13.37	2.8
CASM, excluding special charges, third-party business expenses and fuel (b)	9.10	8.96	1.6		9.05	8.42	7.5
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	13.92	13.95	(0.2)		13.94	13.37	4.3
Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (c)	$3.09	$3.25	(4.9)		$3.12	$3.23	(3.4)
Average aircraft fuel price per gallon (c)	$3.07	$3.29	(6.7)		$3.12	$3.27	(4.6)
Average aircraft fuel price per gallon including all gains (losses) from settled hedges (c)	$3.07	$3.29	(6.7)		$3.11	$3.27	(4.9)
Fuel gallons consumed (millions)	777	764	1.7		3,204	3,275	(2.2)

Aircraft in fleet at end of period	693	702	(1.3)		693	702	(1.3)
Average stage length (miles) (d)	1,916	1,884	1.7		1,934	1,895	2.1
Average daily utilization of each aircraft (hours)	10:07	9:52	2.5		10:28	10:38	(1.6)

Regional:
Passengers (thousands)	11,952	11,444	4.4		47,880	46,846	2.2
Revenue passenger miles (millions)	6,648	6,311	5.3		26,589	26,069	2.0
Available seat miles (millions)	8,021	7,790	3.0		32,347	32,530	(0.6)
Passenger load factor	82.9%	81.0%	1.9	pts.	82.2%	80.1%	2.1	pts.
Passenger revenue per available seat mile (cents)	22.09	20.80	6.2		22.03	20.84	5.7
Average yield per revenue passenger mile (cents)	26.65	25.67	3.8		26.80	26.00	3.1
Aircraft in fleet at end of period	572	551	3.8		572	551	3.8
Average stage length (miles) (d)	544	540	0.7		542	542	—

UAL Announces Full-Year and Fourth-Quarter 2013 Profit / Page 13

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2013	2012			2013	2012
Consolidated (Mainline and Regional):
Passengers (thousands)	34,107	33,255	2.6		139,209	140,441	(0.9)
Revenue passenger miles (millions)	49,179	47,866	2.7		205,167	205,485	(0.2)
Available seat miles (millions)	59,691	58,166	2.6		245,354	248,860	(1.4)
Passenger load factor	82.4%	82.3%	0.1	pts.	83.6%	82.6%	1.0	pt.

Passenger revenue per available seat mile (cents)	13.36	12.95	3.2		13.50	13.09	3.1
Total revenue per available seat miles (cents)	15.63	14.96	4.5		15.60	14.93	4.5
Average yield per revenue passenger mile (cents)	16.22	15.74	3.0		16.14	15.86	1.8

CASM (a)	15.24	15.76	(3.3)		15.09	14.91	1.2
CASM, excluding special charges (b)	14.96	15.01	(0.3)		14.88	14.38	3.5
CASM, excluding special charges and third-party business expenses (b)	14.63	14.80	(1.1)		14.60	14.26	2.4
CASM, excluding special charges, third-party business expenses and fuel (b)	9.66	9.48	1.9		9.57	8.98	6.6
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	14.82	14.80	0.1		14.80	14.26	3.8

Average aircraft fuel price per gallon excluding hedge gains (losses) recorded in fuel expense (c)	$3.11	$3.24	(4.0)		$3.13	$3.24	(3.4)
Average aircraft fuel price per gallon (c)	$3.09	$3.28	(5.8)		$3.13	$3.27	(4.3)
Average aircraft fuel price per gallon including all gains (losses) from settled hedges (c)	$3.09	$3.28	(5.8)		$3.12	$3.27	(4.6)
Fuel gallons consumed (millions)	961	945	1.7		3,947	4,016	(1.7)
Average full-time equivalent employees (thousands)	82.2	84.5	(2.7)		84.2	84.6	(0.5)

(a)	Includes impact of special charges (See Note C).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

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UAL Announces Full-Year and Fourth-Quarter 2013 Profit / Page 14

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and non-GAAP financial measures including, net income/loss excluding special charges, net earnings/loss per share excluding special charges and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL also believes that adjusting for special charges is useful to investors because they are non-recurring charges not indicative of UAL’s ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business.

(in millions)	Three Months Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2013	2012			2013	2012
Operating expenses	$9,094	$9,167	$(73)	(0.8)	$37,030	$37,113	$(83)	(0.2)
Less: Special charges (C)	165	439	(274)	NM	520	1,323	(803)	NM

Operating expenses, excluding special charges	8,929	8,728	201	2.3	36,510	35,790	720	2.0
Less: Third-party business expenses	198	118	80	67.8	694	298	396	132.9
Less: Fuel expense	2,965	3,095	(130)	(4.2)	12,345	13,138	(793)	(6.0)
Less: Profit sharing, including taxes	28	(41)	69	NM	190	119	71	59.7

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,738	$5,556	$182	3.3	$23,281	$22,235	$1,046	4.7

Net income (loss)	$140	$(620)	$760	NM	$571	$(723)	$1,294	NM
Less: Special charges, net (C)	158	430	(272)	NM	513	1,312	(799)	NM

Net income (loss), excluding special charges	$298	$(190)	$488	NM	$1,084	$589	$495	84.0

Diluted earnings (loss) per share	$0.37	$(1.87)	$2.24	NM	$1.53	$(2.18)	$3.71	NM
Add back: Special charges, net of tax	0.41	1.29	(0.88)	NM	1.31	3.37	(2.06)	NM
Add back: Impact of dilution	—	—	—	NM	—	0.40	(0.40)	NM

Diluted earnings (loss) per share, excluding special charges	$0.78	$(0.58)	$1.36	NM	$2.84	$1.59	$1.25	78.6

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UAL Announces Full-Year and Fourth-Quarter 2013 Profit / Page 15

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2013	2012		2013	2012
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	14.41	15.06	(4.3)	14.31	14.12	1.3
Less: Special charges (C)	0.31	0.87	NM	0.24	0.61	NM

CASM, excluding special charges	14.10	14.19	(0.6)	14.07	13.51	4.1
Less: Third-party business expenses	0.39	0.24	62.5	0.33	0.14	135.7

CASM, excluding special charges and third-party business expenses	13.71	13.95	(1.7)	13.74	13.37	2.8
Less: Fuel expense	4.61	4.99	(7.6)	4.69	4.95	(5.3)

CASM, excluding special charges, third-party business expenses and fuel	9.10	8.96	1.6	9.05	8.42	7.5
Less: Profit sharing per available seat mile	0.05	(0.08)	NM	0.09	0.06	50.0

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.05	9.04	0.1	8.96	8.36	7.2
Add: Profit sharing held constant at prior year expense per available seat mile	(0.08)	(0.08)	—	0.06	0.06	—
Add: Current year fuel cost at prior year fuel price per available seat mile	4.95	—	NM	4.92	—	NM
Add: Prior year fuel cost per available seat mile	—	4.99	NM	—	4.95	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	13.92	13.95	(0.2)	13.94	13.37	4.3

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	15.24	15.76	(3.3)	15.09	14.91	1.2
Less: Special charges (C)	0.28	0.75	NM	0.21	0.53	NM

CASM, excluding special charges	14.96	15.01	(0.3)	14.88	14.38	3.5
Less: Third-party business expenses	0.33	0.21	57.1	0.28	0.12	133.3

CASM, excluding special charges and third-party business expenses	14.63	14.80	(1.1)	14.60	14.26	2.4
Less: Fuel expense	4.97	5.32	(6.6)	5.03	5.28	(4.7)

CASM, excluding special charges, third-party business expenses and fuel	9.66	9.48	1.9	9.57	8.98	6.6
Less: Profit sharing per available seat mile	0.05	(0.07)	NM	0.08	0.05	60.0

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.61	9.55	0.6	9.49	8.93	6.3
Add: Profit sharing held constant at prior year expense per available seat mile	(0.07)	(0.07)	—	0.05	0.05	—
Add: Current year fuel cost at prior year fuel price per available seat mile	5.28	—	NM	5.26	—	NM
Add: Prior year fuel cost per available seat mile	—	5.32	NM	—	5.28	NM

CASM, holding fuel rate and profit sharing constant and excluding special charges and third-party business expenses	14.82	14.80	0.1	14.80	14.26	3.8

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UAL Announces Full-Year and Fourth-Quarter 2013 Profit / Page 16

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

(in millions)	Year Ended December 31, 2013
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special charges (a)	$1,059
Add: Interest expense (b)	801
Add: Interest component of capitalized aircraft rent (b)	469
Add: Net interest on pension (b)	144
Add: Adjusted income tax benefit	25

NOPAT	$2,498

Effective tax rate	(2.4%)

Invested Capital (five-quarter average)
Total assets	$37,198
Add: Capitalized aircraft rent (@ 7.0x)	6,761
Less:
Advance ticket sales	(4,064)
Frequent flier deferred revenue	(6,440)
Deferred incomes taxes	2,802
Tax valuation allowance	(4,359)
Other non-interest bearing liabilities	(7,002)

Average Invested Capital (five-quarter average)	$24,896

Return on Invested Capital	10.0%

Year Ended December 31, 2013
(a) Non-GAAP Financial Reconciliation
Pre-tax income	$539
Add: Special charges	520

Pre-tax income excluding special charges	$1,059

(b) Net of tax shield

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